Exhibit 23.1

               Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-69340) pertaining to the 2000 Non-Employee Directors' Stock Plan and Compensatory Plan with Oscar Otero of Puradyn Filter Technologies Incorporated and the Registration Statement (Form S-8 No. 333-47312) pertaining to the 1999 Stock Option Plan of Puradyn Filter Technologies Incorporated, as amended, of our report dated February 24, 2004, except for the matters discussed in the second and third paragraphs of Note 16, as to which the date is March 12, 2004, with respect to the consolidated financial statements of Puradyn Filter Technologies Incorporated included in the Annual Report (Form 10-KSB) for the year ended December 31, 2003.

                                                               Ernst & Young LLP

West Palm Beach, Florida
March 25, 2004